RENT AGREEMENT

This Rent Agreement (the “Agreement”), made and entered into on this 1th of September 2016 by and between Damir Veres (“Landlord”) and Clancy Corp. (“Lessee”) collectively referred to as (the “Parties"). Landlord makes available for lease an office, placed at str. Vizantiou 28, Strovolos, Lefkosia, Cyprus, 2006 with the area of 40 square meters (Leased Premise). Landlord desires to lease the Leased Premise to Lessee, and Lessee desires to lease the Leased Premise from Landlord for the term, at the rental and upon the provisions set forth herein.

The Parties agree as follows:

Term

The term of this Lease shall commence on the 1st day of September 2016 and continue to be legible till 1st day of September 2017. Lessee shall exercise such renewal option by giving written notice of not less than thirty (30) days to Landlord.

Rent

For and during the initial term of the Lease, Lessee shall pay to Landlord monthly rent fee of $300 per month and for the total first year the amount of $3,600 has to be paid. The terms of this agreement can be prolonged if Lessee informs Landlord in 30 days before the end of this agreement in any oral or writing notices.

Signs

Upon obtaining Landlord's consent, Lessee shall have the right to place any signs which are permitted by applicable zoning ordinances and private restrictions on the Premise, at locations selected by Lessee. Landlord may refuse such consent if it is in Landlord's opinion too large, deceptive, unattractive or otherwise inconsistent with or inappropriate to the Premise. Lessee shall repair all damage to the Leased Premise resulting from the removal of signs installed by Lessee.

Alterations & Improvements

Lessee may, at its sole expense, redecorate the Premise and make such non-structural alterations and changes as Lessee shall deem expedient or necessary, provided, however, such alterations and changes shall neither impair the structural soundness nor diminish the value of the Premise. The Lessee may make structural alterations and additions to the Premise provided Lessee first obtains the consent of the Landlord in writing. The Landlord agrees that it shall not withhold such consent unreasonably.

Quiet Possession

Landlord covenants and warrants that upon performance by Lessee of its obligations hereunder, Landlord will keep and maintain Lessee in exclusive, quiet, peaceable and undisturbed and uninterrupted possession of the Leased Premise during the term of this Lease.

Alterations and Improvements

Lessee, at Lessee's expenditure, shall have the right, upon getting Landlord's permission, to alter, redecorate, and make additions, improvements and replacements of and to all or any part of the Leased Premise from time to time as Lessee may deem desirable, provided the same are made in a workmanlike manner and utilizing good quality materials. Lessee shall have the right to place and install personal property, trade fixtures, equipment and other temporary installations in and upon the Leased Premise, and fasten the same to the Premise. All personal property, equipment, machinery, trade fixtures and temporary installations, whether acquired by Lessee at the commencement of the Lease term or placed or installed on the Leased Premise by Lessee thereafter, shall remain Lessee's property free and clear of any claim by Landlord. Lessee shall have the right to remove the same at any time during the term of this Lease provided that Lessee shall repair, at Lessee's expense, all damage to the Leased Premise caused by such removal.

Utilities

Lessee shall pay all accuses for water,  gas, electricity, telephone and other services and utilities used by Lessee on the Leased Premise during the term of this Lease unless otherwise specifically agreed in writing by Landlord. In the event that any utility or service given to the Leased Premise is not unconnectedly metered, Landlord shall pay the amount due and separately invoice Lessee for Lessee's pro rata share of the charges. Lessee shall pay such all utility charges prior to the due date. Lessee acknowledges that the Leased Premise is designed to provide standard office use electrical facilities and standard office lighting.

Damage and Destruction

In the event if the Premise or any part thereof is damaged by fire, casualty or structural defects that the same cannot be used for Lessee's purposes, then Lessee shall have the right within ninety (90) days following damage to elect by notice to Landlord to terminate this Landlord. In the event if such damage does not render the Leased Premise unusable for Lessee's purposes, Landlord shall promptly repair such damage at the cost of the Landlord. Lessee shall be relieved from paying rent and other charges during any portion of the Lease term that the Leased Premise are inoperable or unfit for occupancy, or use, in whole or in part, for Lessee's purposes.

Entire Agreement

This Agreement constitutes the entire agreement between the Parties.

Signature of Landlord: /s/ Damir Veres	Signature of Lessee: /s/ Iryna Kologrim Name of the Lessee: Clancy Corp. Iryna Kologrim

Name of the Landlord: Damir Veres